Exhibit 99.1

EVHC News - For Immediate Release

Contact:                        Bob East

Westwicke Partners

443-213-0502

Bob.East@westwicke.com

ENVISION HEALTHCARE REPORTS EXPECTED 2013 RESULTS AND PROVIDES 2014 GUIDANCE

Greenwood Village, Colorado (January 14, 2014) - Envision Healthcare Holdings, Inc. (NYSE: EVHC) (EVHC or the Company) today is announcing expected 2013 Adjusted EBITDA results and providing guidance for 2014.

Highlights:

•                  Full year 2013 Adjusted EBITDA is expected to be $455 million to $457 million, approximately 12.5% to 13% over prior year, excluding an unusual recent jury award for an EmCare 2011 medical malpractice case. The Company anticipates a reserve of $5 million to be recorded in the 4th quarter of 2013 for this case.

•                  The Company expects 2014 full-year Adjusted EBITDA to be in the range of $538 million to $545 million.  This guidance includes an estimated Adjusted EBITDA benefit from Medicaid parity of $17 million to $20 million but does not include other benefits from healthcare reform including potential rate increases from conversion of uninsured or additional volumes from newly insured lives.

•                  The Company expects 2014 full-year Adjusted EPS to be in the range of $1.10 to $1.15 per diluted share.

William A. Sanger, President and Chief Executive Officer, said, “Building off a very successful year in 2013, we anticipate this momentum to continue in 2014 as reflected in our strong guidance. We believe our integrated service offerings and our ability to improve metrics and outcomes across the patient continuum differentiates us and will further drive demand for our services. In addition, we believe our liquidity will allow us to take advantage of acquisition opportunities in the changing healthcare landscape. Lastly, we expect to realize an incremental benefit in 2014 as the impacts of healthcare reform materialize.”

Preliminary Summary of Operations for the 4th Quarter and Full-Year ended December 31, 2013

The Company expects 4th quarter 2013 Adjusted EBITDA to be $126 million to $128 million excluding an anticipated reserve of $5 million to be recorded in the quarter for an unusual recent jury award for an EmCare 2011 medical malpractice case.  In the 4th quarter, EVHC experienced softer volumes and increased startup costs related to new contract starts at both American Medical Response (AMR) and EmCare.  The Company saw improved results in the latter part of the quarter primarily driven by higher influenza activity and seasonal volume increases.

The Company’s revenue increased approximately 18% compared to the 4th quarter of 2012, excluding revenue from the 2012 Hurricane Sandy FEMA deployment. EmCare experienced revenue growth of approximately 23% over the same period last year, 17% of which was organic growth, as a result of a significant number of new contract starts during the year and in the 4th quarter. AMR revenue growth in the 4th quarter, driven by recent 911 wins, was approximately 10% when excluding $37 million in revenue for the Hurricane Sandy FEMA deployment in the 4th quarter of 2012.

Adjusted EBITDA margins improved in the quarter with EmCare margins expected to be approximately 13.5% (prior to the impact of the aforementioned insurance case reserve to be recorded) and expected AMR margins of approximately 11.7%.

2014 Guidance

The Company expects 2014 full-year Adjusted EBITDA to be in the range of $538 million to $545 million and 2014 full-year Adjusted EPS to be in the range of $1.10 to $1.15 per diluted share.

This guidance includes an estimated Adjusted EBITDA benefit from Medicaid parity of $17 million to $20 million but does not include other anticipated benefits from healthcare reform. In addition to Medicaid parity, the Company anticipates incremental benefit from healthcare reform via higher EmCare volumes and rate increases at both EmCare and AMR from conversion of the previously uninsured to insured by Medicaid or State and Federal exchanges. At this time, it is too early to accurately predict the number of patients to be converted and the related impacts on volumes and rates from the newly insured. The Company anticipates having additional visibility in the first part of 2014 and will provide updates at that time.

Presentation at the JP Morgan Healthcare Conference

William A. Sanger, President and CEO, and Randel G. Owen, CFO/COO, will participate in the upcoming 32nd Annual J.P. Morgan Healthcare Conference in San Francisco, CA. Mr. Sanger and Mr. Owen are scheduled to present on Thursday, January 16, 2014 at 12:00 PM PT. A live audio webcast of the presentation can be accessed on the Company’s Investor Relations website: investor.evhc.net. A replay will be available following the live presentation.

Explanatory Note on Expected 2013 Results

The estimated 4th quarter 2013 and full-year ended December 31, 2013 results are based on preliminary data and management’s estimates, and the actual results may be materially different from these estimated results.  These estimated results are preliminary, unaudited and subject to completion, reflect management’s current views and may change as a result of management’s review of results and other factors.  The Company’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these estimated results and does not express any opinion or other form of assurance with respect thereto.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc. offers an array of healthcare-related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Through Envision Healthcare Corporation, we operate AMR and EmCare, including its new post-acute services under Evolution Health, LLC (Evolution Health). AMR, with more than 12,000 paramedics and emergency medical technicians, is a provider and manager of community-based medical transportation services, including emergency (911), non-emergency, managed transportation, fixed-wing air ambulance and disaster response. EmCare, with nearly 8,000 affiliated physicians and other clinicians, is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2013 and 2014 Adjusted EBITDA and Adjusted EPS guidance, objectives, plans and strategies and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements or guidance herein are made as of the date of this press release, and EVHC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EVHC’s filings with the U.S. Securities and Exchange Commission from time to time, including in the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-1 which was declared effective by the U.S. Securities and Exchange Commission on August 13, 2013 and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process; the loss of existing contracts; failure to accurately assess costs under new contracts; difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; failure to implement some or all of our business strategies, including our efforts to grow our Evolution Health business and cross-sell our services; lawsuits for which we are not fully reserved; the adequacy of our insurance coverage and insurance reserves; our ability to successfully integrate strategic acquisitions; the high level of competition in the markets we serve; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; our ability to maintain or implement complex information systems; disruptions in disaster recovery systems or management continuity planning; our ability to adequately protect our intellectual property and other proprietary rights or to defend against intellectual property infringement claims; challenges by tax authorities on our treatment of certain physicians as independent contractors; the impact of labor union representation; the impact of fluctuations in results due to our national contract with FEMA; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; the impact of changes in the healthcare industry, including changes due to healthcare reform; our ability to timely enroll our providers in the Medicare program; our ability to restructure our operations to comply with future changes in government regulation; the outcome of government investigations of certain of our business practices; our ability to comply with the terms of our settlement agreements with the government; our ability to generate cash flow to service our substantial debt obligations; the significant influence of investment funds sponsored by, or affiliated with, CD&R over us; and the factors discussed in “Risk Factors” in the Company’s Registration Statement on Form S-1.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net (loss) income before equity in earnings of unconsolidated subsidiary, income tax benefit (expense), interest and other income (expense), loss on early debt extinguishment, realized gain on investments, interest expense, equity-based compensation, related party management fees, restructuring charges, depreciation and amortization expense.

This press release also includes a presentation of Adjusted EPS for 2014 guidance, which is defined as diluted earnings per share adjusted for equity-based compensation, restructuring charges and amortization expense.

These “non-GAAP financial measures,” Adjusted EBITDA and Adjusted EPS are commonly used by management and investors as performance measures and liquidity indicators. The Company’s non-GAAP financial measures are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. These non-GAAP financial measures should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this press release.  Reconciliation for the forward-looking full-year 2014 Adjusted EBITDA and Adjusted EPS projections presented herein are not being provided due to the number of variables in the projected full-year 2014 Adjusted EBITDA and Adjusted EPS ranges and thus we do not currently have sufficient data to accurately estimate the individual adjustments for such a reconciliation. Since these non-GAAP financial measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

Envision Healthcare Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(unaudited; in millions)

	Quarter ended			Year ended
	December 31,			December 31,
	2013			2013

Expected net income	$7	-	$10	$5	-	$8
Equity in earnings of unconsolidated subsidiary			0			0
Income tax expense	1	-	0	5	-	4
Loss on early debt extinguishment			39			68
Interest and other expense (income)			0			13
Realized gain on investments			0			0
Interest expense			37			186
Related party management fees			0			23
Equity-based compensation expense			1			4
Restructuring charges			1			6
Depreciation and amortization expense			35			140
Expected Reported Adjusted EBITDA	$121	-	$123	$450	-	$452
Prior Period Insurance Case Reserve			5			5
Expected Pro Forma Adjusted EBITDA	$126	-	$128	$455	-	$457